EXHIBIT 99.1

Varonis Announces Fourth Quarter and Full Year 2016 Financial Results

Fourth quarter total revenues of $54.4 million, up 24% year-over-year

Full year total revenues of $164.5 million, up 29% year-over-year

Announces CFO Transition

NEW YORK, Feb. 08, 2017 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq:VRNS), a leading provider of software solutions that protect data from insider threats and cyberattacks, today announced results for the fourth quarter and full year ended December 31, 2016.

Yaki Faitelson, Varonis CEO, said, “2016 was a great year for Varonis with total revenues increasing nearly 30%, driven by the increasing need for companies to protect their most critical and vulnerable assets, their data.  We were successful in meeting our key objectives to increase awareness and adoption for our solutions, more effectively target companies with 1,000 or more employees who can spend more with Varonis, both in the initial land sale as well as the expand opportunity, and delivering innovation to expand the value we provide our customers as we create a data security platform.  We believe that we enter 2017 very well positioned to capitalize on our growth opportunity, while also moving on our path to profitability, scaling our infrastructure, and generating positive cash flow from operations."

Financial Highlights for the Fourth Quarter Ended December 31, 2016

Revenues:

  Total revenues were $54.4 million, up 24% and 26% on a constant currency basis compared with the fourth quarter of 2015.
  License revenues were $34.7 million, up 23% and 25% on a constant currency basis compared with the fourth quarter of 2015.
  Maintenance and services revenues were $19.7 million, up 26% and 27% on a constant currency basis compared with the year-ago period.

Operating Income:

  GAAP operating income was $4.6 million for the quarter, compared to $3.6 million in the fourth quarter of 2015.
  Non-GAAP operating income was $8.1 million for the quarter, compared to $5.6 million in the fourth quarter of 2015.

Net Income:

  GAAP net income was $3.5 million, compared to GAAP net income of $2.6 million in the fourth quarter of 2015.
  GAAP net income per diluted share was $0.12 compared to GAAP net income per diluted share of $0.09 in the fourth quarter of 2015, based on 29.3 million and 27.8 million diluted shares outstanding, respectively.
  Non-GAAP net income was $7.0 million, compared to $4.7 million in the fourth quarter of 2015.
  Non-GAAP net income per diluted share was $0.24, compared to $0.17 in the fourth quarter of 2015, based on 29.3 million and 27.8 million diluted shares outstanding, respectively.
  GAAP and Non-GAAP net income for the fourth quarters of 2016 and 2015 included financial expense of ($0.7) million and ($0.8) million, respectively, primarily due to foreign exchange losses.

Financial Highlights for the Full Year Ended December 31, 2016

Revenues:

  Total revenues were $164.5 million, up 29% and 30% on a constant currency basis compared with 2015.
  License revenues were $92.9 million, up 30% and 32% on a constant currency basis compared with 2015.
  Maintenance and services revenues were $71.6 million, up 28%.

Operating Loss:

  GAAP operating loss was ($15.7) million, compared to ($19.1) million in 2015.
  Non-GAAP operating loss was ($2.5) million, compared to ($11.0) million in 2015.

Net Loss:

  GAAP net loss was ($17.7) million, compared to GAAP net loss of ($21.3) million in 2015.
  GAAP net loss per basic and diluted share was ($0.67), compared to GAAP net loss per basic and diluted share of ($0.84) in 2015, based on 26.4 million and 25.2 million basic and diluted shares outstanding, respectively.
  Non-GAAP net loss was ($4.5) million, compared to ($13.2) million in 2015.
  Non-GAAP net loss per basic and diluted share was ($0.17), compared to ($0.52) in 2015, based on 26.4 million and 25.2 million basic and diluted shares outstanding, respectively.
  The GAAP and Non-GAAP net loss for 2016 included financial expense of ($0.9) million primarily due to foreign exchange losses compared to financial expense of ($1.5) million in 2015.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three months and year ended December 31, 2016 and 2015. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow:

  As of December 31, 2016, the Company had $113.8 million in cash and cash equivalents and short-term deposits.
  During the year ended December 31, 2016, the Company generated $7.3 million in cash from operations compared to ($2.7) million used for the full year 2015.

Announces CFO Transition

Varonis today announced the appointment of Guy Melamed as its new Chief Financial Officer, effective as of April 1, 2017.  Mr. Melamed will replace Gili Iohan who announced her intention to retire as Chief Financial Officer on March 31, 2017 and will join the Company’s Board of Directors, effective April 1, 2017.

Melamed has served in various finance roles with the Company since 2011, most recently as Vice President of Finance, during which time he was responsible for financial planning, reporting and operations and was instrumental in building and managing the global finance organization.  Prior to joining Varonis, Melamed held positions at Ernst & Young as an Audit Manager and KPMG, working with both foreign and domestic public and private companies.  Melamed holds both a B.A and M.S.A from Boston College and is a Certified Public Accountant in the U.S. and Israel.

Mr. Faitelson said, “We are pleased to have Guy join our executive management team as our Chief Financial Officer through this well-deserved promotion.  Guy has a deep understanding of our business and has played an integral part in the Company’s growth.  We look forward to his ongoing contributions in his new position.  On behalf of the Board of Directors and the Varonis management team, I want to thank Gili for her many years of service to the Company and look forward to her continued involvement with Varonis as a member of our Board.  Gili joined Varonis in 2005 and has been instrumental in our growth, including taking us through our IPO and building a strong global finance team. We wish her all the best in her retirement.”

Recent Business Highlights

  For the fourth quarter of 2016, total revenues in the United States increased 37% over the prior-year period to $33.5 million, total revenues from EMEA increased 4% over the prior-year period to $17.4 million, and 8% on a constant currency basis.  Total revenues from Rest of World increased 36% over the prior-year period to $3.5 million.
  For the full year 2016, total revenues in the United States increased 37% over the prior year to $100.3 million. Total revenues from EMEA increased 16% over the prior year to $52.4 million and 19% on a constant currency basis.  Total revenues from Rest of World increased 33% over the prior year to $11.8 million.
  Generated 57% of license and first year maintenance revenues from new customers and 43% from existing customers in the fourth quarter of 2016 compared to 64% and 36%, respectively, in the fourth quarter of 2015.  Generated 58% of license and first year maintenance revenues from new customers and 42% from existing customers in the full year 2016, compared to 63% and 37%, respectively, in the full year 2015.
  Added 366 new customers during the fourth quarter of 2016 and ended the year with approximately 5,350 customers in more than 70 countries, compared with approximately 4,350 customers in more than 65 countries at the end of 2015.
  As of December 31st, 2016, 48% of customers had purchased more than one product family, up from 45% as of December 31st, 2015.
  Recognized as one of the 500 fastest-growing technology, media, telecommunications, life sciences and energy tech companies in North America on Deloitte’s Technology Fast 500™ list for the second consecutive year.
  Named by Gartner as a "Representative Vendor" in its new Market Guide for User and Entity Behavior Analytics (UEBA) for the second consecutive year.
  Included in in first CISO-Authored Report on User Behavior Analytics. The new UBA buyers' guide by Security Current "CISOs Investigate: User Behavior Analytics" is the first of an ongoing series written from the perspectives of CISOs spanning industry verticals.
  Forrester Consulting conducted the January 2017 study “The Data Security Money Pit: Expense In Depth Hinders Maturity” on behalf of Varonis. The study found that 93% of organizations suffer technical challenges to protect data despite heavy investment in security tools and there is a strong desire for a unified platform.

Financial Outlook

For the first quarter of 2017, Varonis expects revenues in the range of $37.2 million to $37.8 million, representing 22% to 24% year-over-year growth. The Company anticipates first quarter 2017 non-GAAP operating loss in the range of ($7.9) million to ($7.5) million and non-GAAP earnings per basic and diluted share in the range of ($0.30) to ($0.29), based on a tax provision of $200 thousand to $400 thousand and 26.9 million basic and diluted shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

For the full year 2017, Varonis expects revenues in the range of $197.3 million to $200.3 million, representing 20% to 22% year-over-year growth. The Company anticipates full year 2017 non-GAAP operating loss of ($2.0) million to $0.0 million, and non-GAAP loss per basic and diluted share in the range of ($0.13) to ($0.06), based on a tax provision of $1.4 million to $1.7 million and 27.1 million basic and diluted shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

Conference Call and Webcast

Varonis will host a conference call today, February 8, 2017, at 5:00 p.m., Eastern time, to discuss the Company’s fourth quarter and full year 2016 financial results, current financial guidance and other corporate developments.  To access this call, dial 877-705-6003 (domestic) or 201-493-6725 (international).  The passcode is 13652367. A replay of this conference call will be available through February 15, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 13652367.  A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP Financial Measures

Varonis believes that the use of non-GAAP operating income (loss) and non-GAAP net income (loss) is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three months and year ended December 31, 2016 and 2015, non-GAAP operating income (loss) is calculated as operating income excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

For the three months and year ended December 31, 2016 and 2015, non-GAAP net income (loss) is calculated as net income (loss) excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company excludes payroll tax expense related to stock-based compensation expense because, without excluding these tax expenses, investors would not see the full effect that excluding stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which factors may vary from period to period independent of the operating performance of our business. Similar to stock-based compensation expense, the Company believes that excluding this payroll tax expense provides investors and management with greater visibility to the underlying performance of our business operations and facilitates comparison with other periods as well as the results of other companies.

Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating income (loss) or net income (loss) or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense and payroll tax expense related to stock-based compensation have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis’ addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes and increased competition; the risk that Varonis may not be able to attract or retain employees, including sales personnel and engineers; Varonis’ ability to build and expand its direct sales efforts and reseller distribution channels; general economic and industry conditions, including expenditure trends for data security solutions; risks associated with the closing of large transactions, including Varonis’ ability to close large transactions consistently on a quarterly basis; new product introductions and Varonis’ ability to develop and deliver innovative products; risks associated with international operations; and Varonis’ ability to provide high-quality service and support offerings. These and other important risk factors are described more fully in Varonis’ reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com

About Varonis

Varonis is a leading provider of software solutions that protect data from insider threats and cyberattacks. Through an innovative software platform, Varonis allows organizations to analyze, secure, manage, and migrate their volumes of unstructured data. Varonis specializes in file and email systems that store valuable spreadsheets, word processing documents, presentations, audio and video files, emails, and text. This rapidly growing data often contains an enterprise’s financial information, product plans, strategic initiatives, intellectual property, and confidential employee, customer or patient records. IT and business personnel deploy Varonis software for a variety of use cases, including data security, governance and compliance, user behavior analytics, archiving, search, and file synchronization and sharing. With offices and partners worldwide, Varonis had approximately 5,350 customers as of December 31, 2016, spanning leading firms in financial services, healthcare, public, industrial, insurance, energy and utilities, media and entertainment, consumer and retail, technology and education sectors.

Investor Relations Contact:
Staci Mortenson
ICR
646-706-7516
Email: investors@varonis.com

News Media Contacts:
Jennifer LuPiba
Varonis
614-338-9889
Email: jlupiba@varonis.com

Varonis Systems, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Unaudited		Unaudited
Revenues:
Licenses	$34,696	$28,242	$92,873	$71,273
Maintenance and services	19,713	15,595	71,583	55,937
Total revenues	54,409	43,837	164,456	127,210

Cost of revenues	4,510	3,279	15,843	12,019

Gross profit	49,899	40,558	148,613	115,191

Operating costs and expenses:
Research and development	9,627	8,175	36,660	31,792
Sales and marketing	30,212	24,295	107,825	86,367
General and administrative	5,449	4,530	19,822	16,106
Total operating expenses	45,288	37,000	164,307	134,265

Operating income (loss)	4,611	3,558	(15,694)	(19,074)

Financial expenses, net	(739)	(780)	(885)	(1,523)

Income (loss) before income taxes	3,872	2,778	(16,579)	(20,597)

Income taxes	(350)	(144)	(1,131)	(686)

Net income (loss)	$3,522	$2,634	$(17,710)	$(21,283)

Net income (loss) per share of common stock
Basic	$0.13	$0.10	$(0.67)	$(0.84)
Diluted	$0.12	$0.09	$(0.67)	$(0.84)

Weighted average number of shares used in computing net income (loss) per share of common stock
Basic	26,737,557	25,791,889	26,406,312	25,198,546
Diluted	29,319,879	27,765,847	26,406,312	25,198,546

Stock-based compensation expense for the three and twelve months ended December 31, 2016 and 2015 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited

Cost of revenues	$195	$119	$699	$419
Research and development	789	419	3,052	1,954
Sales and marketing	1,688	846	6,104	3,041
General and administrative	811	706	3,083	2,380
	$3,483	$2,090	$12,938	$7,794

Payroll tax expense related to stock-based compensation for the three and twelve months ended December 31, 2016 and 2015 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited

Cost of revenues	$2	$-	$26	$20
Research and development	9	-	28	300
Sales and marketing	15	-	178	-
General and administrative	2	-	27	-
	$28	$-	$259	$320

Varonis Systems, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2016	2015
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$48,315	$49,241
Short-term deposits	65,493	57,103
Trade receivables, net	53,861	47,436
Prepaid expenses and other current assets	3,650	2,622
Total current assets	171,319	156,402

Long-term assets:
Other assets	609	477
Property and equipment, net	9,910	8,265
Total long-term assets	10,519	8,742

Total assets	$181,838	$165,144

Liabilities and stockholders' equity
Current liabilities:
Trade payables	$1,288	$2,612
Accrued expenses and other short term liabilities	28,479	23,029
Deferred revenues	58,478	45,675
Total current liabilities	88,245	71,316

Long-term liabilities:
Deferred revenues	3,562	3,096
Severance pay	1,664	1,528
Other liabilities	5,628	5,617
Total long-term liabilities	10,854	10,241

Stockholders' equity:
Common stock	27	26
Accumulated other comprehensive loss	(479)	(331)
Additional paid-in capital	189,335	172,326
Accumulated deficit	(106,144)	(88,434)
Total stockholders' equity	82,739	83,587
Total liabilities and stockholders' equity	$181,838	$165,144

Varonis Systems, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2016	2015
	Unaudited
Cash flows from operating activities:
Net loss	$(17,710)	$(21,283)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,180	1,615
Stock-based compensation	12,938	7,794
Capital gain from disposal of fixed assets	(2)	(4)
Changes in assets and liabilities:
Trade receivables	(6,425)	(9,567)
Prepaid expenses and other current assets	(1,028)	796
Trade payables	(1,324)	(91)
Accrued expenses and other short term liabilities	5,302	6,270
Severance pay	136	79
Deferred revenues	13,269	11,554
Other long term liabilities	11	108
Net cash provided by (used in) operating activities	7,347	(2,729)

Cash flows from investing activities:
Increase in short-term deposits	(8,390)	(22,001)
Decrease (increase) in long-term deposits	(111)	11
Increase in restricted cash	(21)	(156)
Proceeds from sale of property and equipment	2	4
Purchase of property and equipment	(3,825)	(4,536)
Net cash used in investing activities	(12,345)	(26,678)

Cash flows from financing activities:
Proceeds from employee stock plans	4,072	2,055
Net cash provided by financing activities	4,072	2,055

Decrease in cash and cash equivalents	(926)	(27,352)
Cash and cash equivalents at beginning of period	49,241	76,593
Cash and cash equivalents at end of period	$48,315	$49,241

Varonis Systems, Inc.
Reconciliation of GAAP Measures to non-GAAP
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	Unaudited		Unaudited
Reconciliation to non-GAAP income (loss) from operations:

GAAP operating income (loss)	$4,611	$3,558	$(15,694)	$(19,074)

Add back:
Stock-based compensation expense	3,483	2,090	12,938	7,794
Payroll tax expenses related to stock-based compensation	28	-	259	320

Non-GAAP operating income (loss)	$8,122	$5,648	$(2,497)	$(10,960)

Reconciliation to non-GAAP net income (loss):

GAAP net income (loss)	$3,522	$2,634	$(17,710)	$(21,283)

Add back:
Stock-based compensation expense	3,483	2,090	12,938	7,794
Payroll tax expenses related to stock-based compensation	28	-	259	320

Non-GAAP net income (loss)	$7,033	$4,724	$(4,513)	$(13,169)

Non-GAAP net income (loss) per common share - basic	$0.26	$0.18	$(0.17)	$(0.52)
Non-GAAP net income (loss) per common share - diluted	$0.24	$0.17	$(0.17)	$(0.52)
GAAP net income (loss) per common share - basic	$0.13	$0.10	$(0.67)	$(0.84)
GAAP net income (loss) per common share - diluted	$0.12	$0.09	$(0.67)	$(0.84)

Non-GAAP weighted average number of common shares outstanding - basic	26,737,557	25,791,889	26,406,312	25,198,546
Non-GAAP weighted average number of common shares outstanding - diluted	29,319,879	27,765,847	26,406,312	25,198,546
GAAP weighted average number of common shares outstanding - basic	26,737,557	25,791,889	26,406,312	25,198,546
GAAP weighted average number of common shares outstanding - diluted	29,319,879	27,765,847	26,406,312	25,198,546